UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): July 9, 2007
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InterDigital, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

781 Third Avenue, King of Prussia, Pennsylvania	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 610-878-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of July 9, 2007, Richard J. Fagan, Chief Financial Officer of InterDigital, Inc. (the “Company”) has resigned as an officer of the Company.  Mr. Fagan had previously notified InterDigital Communications Corporation of his intention to resign as Chief Financial Officer no later than August 15, 2007, as set forth in the Form 8-K filed by the InterDigital Communications Corporation on March 6, 2007.

(c)           Effective July 9, 2007, Scott A. McQuilkin is the Chief Financial Officer of the Company.  As part of the Company’s executive team, Mr. McQuilkin will be responsible for directing the Company’s financial and accounting teams, leading merger and acquisition activities, and supporting the Company’s capital markets efforts.  Mr. McQuilkin, who is 52 years old, brings more than 25 years of experience in executive financial management with public and privately-held companies in the technology and financial services sectors.  He joins the Company from Metavante Lending Solutions, an affiliate of Metavante Corporation (“Metavante”), a high growth technology firm providing business process automation technologies to the financial services industry.  At Metavante (which acquired GHR Systems, a predecessor company), he served as Chief Financial Officer, holding responsibility for finance, funding, acquisitions, accounting, strategy, and risk management.  During his six year tenure with Metavante, he led that organization through a period of rapid revenue growth and negotiated several key acquisitions.

Mr. McQuilkin is not related to any officer or director of the Company, and has not had any business transactions with the Company or with any related persons thereto.

(e)           On July 9, 2007, the Company and Mr. McQuilkin entered into an employment agreement (“Employment Agreement”) setting forth the terms and conditions of Mr. McQuilkin’s service as the Company’s Chief Financial Officer.

Pursuant to the Employment Agreement, Mr. McQuilkin will report directly to the Chief Executive Officer and will receive the following components of compensation: (i) an annual base salary in the amount of $275,000 (“Base Salary”), less all applicable withholdings and deductions; (ii) an annual target bonus of 40% of Base Salary pursuant to the Company’s Annual Employee Bonus Plan (“Bonus Plan”); (iii) eligibility to participate in the Company’s Long-Term Compensation Program (“LTCP”) at a target equal to 80% of annual base salary pursuant to the terms and conditions of the LTCP; and (iv) an award of 5,000 restricted stock units (“RSUs”) under the terms and conditions of the Company’s 1999 Restricted Stock Plan, effective on the first date of Mr. McQuilkin’s employment with the Company, and vesting over the next three years in equal amounts on the anniversary of the commencement of Mr. McQuilkin’s employment.  He will also be subject to a one year covenant not to compete.

Under the terms of Mr. McQuilkin’s employment, he is also eligible to receive, (i) a pro-rata bonus under the Bonus Plan for the calendar year 2007 conditioned upon the prior approval and within the sole discretion of the Chief Executive Officer, and (ii) pro-rata awards under the LTCP (i.e., both a long-term, performance-based cash incentive award and a RSU award) calculated as of Mr. McQuilkin’s date of hire.

The Employment Agreement further provides that if Mr. McQuilkin is terminated without cause or terminates his employment for good reason (as “cause” and “good reason” are defined under Section 9(b) and 9(a) of the Employment Agreement, respectively), and provided he executes the Company’s standard form termination letter, he will be entitled to continue to receive his Base Salary, together with dental and health coverage under COBRA, for a period of twelve months.  In addition, upon Mr. McQuilkin’s separation of service with the Company, the Employment Agreement provides that if any payment is made to Mr. McQuilkin which would constitute a payment of nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), such payment shall be delayed until the date that is six months after the date of Mr. McQuilkin’s separation.  Further, in the event any amount or benefit payable to Mr. McQuilkin under the Employment Agreement or under any other plan, agreement or arrangement applicable to Mr. McQuilkin, is subject to an excise tax imposed pursuant to Section 4999 of the Code (or imposed under any successor provision of the Code imposing a tax liability on “excess parachute payments” as that term is defined in Code Section 280G), Mr. McQuilkin shall be entitled to receive a cash “gross-up” payment, on an after-tax basis, in an amount sufficient to indemnify him for the amount of any such excise tax.

If his employment is terminated within one year following a change of control by the Company (except for cause) or by employee (whether or not for good reason), Mr. McQuilkin is entitled to receive all accrued but unpaid Base Salary, benefits and other compensation provided he signs a standard termination letter. In such circumstances, he is also entitled to receive at the date of termination, two years worth of Base Salary, and all options, restricted stock and restricted stock units which may vest upon a change of control under the applicable equity plan shall vest.

In addition, effective as of July 9, 2007, the Company entered into an Indemnity Agreement with Mr. McQuilkin.  The Indemnity Agreement is in the form executed by all directors, officers or agents of the Company or the Company’s subsidiaries, and provides that in addition to the Company’s general obligation to maintain directors’ and officers’ liability insurance, the Company will, subject to certain conditions, indemnify and defend in whole or in part, such directors, officers or agents of the Company or the Company's subsidiaries in connection with their service to the Company and its subsidiaries.

The Indemnity Agreement entered into with Mr. McQuilkin is substantially identical in all material respects (except as to the parties thereto and the date) to the Indemnity Agreement filed with the Securities and Exchange Commission as Exhibit 10.47 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By:	/s/ Lawrence F. Shay
Lawrence F. Shay
Chief Legal Officer & Government Affairs

Date:   July 9, 2007